EXHIBIT 99

                  INDEPENDENT AUDITORS' REPORT




To the Directors and Shareholders of Augat Inc.:

     We have audited the consolidated balance sheets of Augat Inc. (a wholly-owned subsidiary of Thomas & Betts Corporation since December 11, 1996) and its subsidiaries as of December 29, 1996 and December 31, 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above (not presented separately herein) present fairly, in all material respects, the financial position of Augat Inc. and its subsidiaries at December 29, 1996 and December 31, 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 29, 1996, in conformity with generally accepted accounting principles.





Deloitte & Touche LLP
Boston, Massachusetts
February 6, 1997